Exhibit 99.1

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY INITIATES FIRST PHASE OF
DELEVERAGING STRATEGY

MOVES TO SELL $170 MILLION OF ASSETS
Highlights:
à  Initiates first phase of deleveraging strategy
à  16 hotels and two office buildings expected to generate at least $170 million in gross proceeds
à  Expects to report net gain of approximately $33 million in 2007
DALLAS — (March 1, 2007) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today stated, that in connection with its previously announced agreement to acquire a 51-hotel portfolio from CNL Hotels and Resorts for $2.4 billion, the Company has accelerated its ongoing capital recycling efforts. The total number of non-strategic assets currently being marketed has been increased to 18, including two office buildings. The sales, some of which have already closed or are under contract or letters of intent, are expected to generate approximately $170 million in gross proceeds and result in a net gain of approximately $33 million, or $0.35 per diluted share, in 2007.
The non-core assets marketed for sale include: a portfolio of seven Towne Place Suites; office buildings adjacent to the Hilton Fort Worth in Fort Worth, TX, and Embassy Suites in West Palm Beach, FL; the Doubletree Guest Suites in Dayton, OH; the Radisson Hotel Indianapolis Airport in Indianapolis, IN; the Embassy Suites in Phoenix, AZ; the Radisson Hotel in Covington, KY; the Hampton Inn in Horse Cave, KY; the Fairfield Inn in Princeton, IN; the Fairfield Inn in Evansville, IN; the Marriott Trumbull in Trumbull, CT; and the Sheraton Iowa City in Iowa City, IA. These non-core hotel assets account for a total of 2,399 rooms.
For 2007, the 18 assets are expected to generate approximately $19 million in EBITDA and $14.5 million in FFO, or $0.16 per diluted share, annually. At projected sales prices, the hotel assets are expected to sell at trailing 12-month EBITDA yields of 9.8% and net operating income cap rates of 7.9%. The income tax on the gains is expected to be deferred through section 1031 tax-free exchanges.
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AHT Initiates Deleveraging Strategy

March 1, 2007
Monty J. Bennett, President and Chief Executive Officer of Ashford, commented, “We noted at the time of our agreement to acquire the 51-hotel portfolio, that deleveraging our balance sheet would be a priority for us. In anticipation of this transaction, we’ve put in motion various deleveraging strategies including single asset sales, portfolio sales and joint ventures. We monitor our portfolio and select assets for sale based upon growth prospects, portfolio allocation, shifts in capital markets, capital expenditure requirements and opportunity costs. We have a high-quality portfolio that offers many capital recycling alternatives. We will continue to maximize our monetization strategies as we approach our targeted leverage levels.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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